EXHIBIT 10.17

The undersigned, Ole Bjerre, Ved Fjorden 15, Lyndby, 4070 Kirke Hyllinge, Denmark, hereinafter called "the CFO", and BARK CORPORATION A/S, Østergade 17-19, 1100 Copenhagen K, Denmark, hereinafter called "the Company", have on this day entered into the following

CONTRACT OF EMPLOYMENT

1. START OF EMPLOYMENT

The CFO shall commence his duties as Chief Financial Officer in the Company on January 1, 2007. The Contract shall run for an indefinite term. The Contract shall not be terminable without notice, except in the event of material breach, cf. Clause 11.

2. RESPONSIBILITY

The CFO shall discharge the day-to-day management of the Company in cooperation with the Executive Board and shall answer to the Board of Directors.

The Board of Directors shall lay down the rules applicable to the Company's business from time to time, including the rules on responsibility and allocation of authority (cf. Appendix 1) and the rules on the CFO's work assignments (cf. Appendix 2). The CFO shall be responsible to the Board of Directors and the Executive Board for ensuring that the Company's accounting and reporting function is discharged in accordance with such rules and otherwise in accordance with the Company's Articles of Association and the law, including the rules and acts applicable to listed companies.

All extraordinary or material transactions shall be presented to the Board of Directors by the CFO.

In his day-to-day work, the CFO shall report to the Executive Board. All reports relating to the stock exchange and the rules thereon shall be submitted to and as agreed with the Chairman of the Company.

Regardless of whether a subject is included in the plan for allocation of authority, the CFO shall always inform the Board of Directors of any issues that may be assumed to be of interest to the Board.

The CFO shall be obliged to discharge his duties diligently, which duties shall also comprise day-today bookkeeping and control functions for the Company and its subsidiaries and their accounting functions, including the companies with which administration agreements have been concluded, and as described in Appendix 2.

3. THE CFO'S OBLIGATIONS AND TERMS OF EMPLOYMENT

The CFO shall be obliged to devote all of his time, currently thirty hours per week, effort and skill to discharging the accounting function and reporting as well as the follow-up on the Company and its subsidiaries and their total operation at the Company's address or addresses.

The CFO shall not be entitled to take on other paid or unpaid occupation, unless approved in writing by the Board of Directors. The Board of Directors accepts that Ole Bjerre will continue his work on the boards of the companies etc. listed in Appendix 3. The CFO may expect some traveling activity, which shall, however, not exceed twenty days per calendar year.

The CFO shall chair the quarterly variance meetings with the Company's subsidiaries in accordance with a reporting template prepared for this purpose and agreed with the Company's Chairman and Executive Board.

Subject to agreement with the Executive Board and the Chairman, the CFO shall be responsible for all internal reporting, including for the preparation of:

  Consolidated monthly financial statements, balance sheet, cash flow and head count, yield analysis, budget and estimate follow-up for the Company and its subsidiaries.
  Presentation of quarterly and annual financial statements in cooperation with the Company's auditors.
  Management of the investment budget etc.

Preparation of documents and financial statements in connection with listing and the subsequent reporting in accordance with American law and the rules laid down by the stock exchange. This work shall be carried out according to agreement with the Company's Danish and American SEC lawyer in Vancouver, Canada, and in cooperation with the Company's Chairman.

4. RESTRICTIONS ON THE CFO

The CFO shall not be a participant, a shareholder or otherwise have any economic interest in any undertaking directly or indirectly competing with the Company in Denmark or abroad.

The CFO shall not make investments in companies except for the purchase of shares and bonds in unlisted and listed companies as well as investments in limited partnerships. When investing in unlisted companies and limited partnerships, the CFO shall only be a passive investor.

5. REMUNERATION

The CFO's monthly base salary shall be DKK 50,000, to paid in arrears twelve times a year every month and be available to the CFO on the 30th day of each month.

The salary shall be subject to negotiation once a year, the first time being on January 1, 2009. No compensation shall be paid for overtime or travel.

Unless otherwise agreed, the working time of thirty hours shall be distributed with six hours per day between the hours of 8:00 am and 5:00 pm.

It has been agreed that from October 15, 2007 and up to the start of his employment, the CFO shall work for the Company as a consultant for up to twenty hours per week against an hourly rate of DKK 500 plus VAT agreed between the Parties. In addition, the Company shall cover travel costs as per agreement.

The CFO shall be offered shares in the parent company on the market terms applicable at the time of purchase. In this connection it is noted that the Company is expected to be listed at the end of the year or in early 2008.

It has also been agreed that the CFO shall be offered a bonus and/or share scheme on the terms applicable to the Company's, Bark Copenhagen A/S's, other executive members of staff.

The Company shall not pay allowance for driving for business purposes, except for a monthly payment of DKK 1,500 to cover parking. However, mileage allowance and parking allowance shall be paid in connection with travel abroad and to Jutland and Funen in Denmark.

All costs incidental to the CFO's mobile telephone shall be paid by the Company; however, such expenses shall never exceed a monthly average of DKK 1,000 calculated at the end of each calendar year.

In addition, the Company shall pay a maximum amount of DKK 1,600, including VAT, per quarter for an Internet connection (ADSL connection) in the CFO's private residence.

The Company shall refund all expenses incurred by the CFO in connection with travel. This shall include low-cost air tickets, entertainment, hotel accommodation, subsistence allowance etc. accepted according to the Company's normal procedures. Unless otherwise agreed, the rates laid down by the Danish state for subsistence allowance and hotel accommodation shall apply.

In connection with his employment, the CFO will be offered a credit card to be used for payment of the above.

6. HOLIDAY

The CFO is entitled to six weeks' paid holiday per year. All holiday time shall be agreed with the Company's CEO and Chairman three months in advance, at the latest. No holiday pay shall be paid upon the CFO's resignation.

7. ABSENCE

Planned absence shall be subject to one week's notice. Permission for planned absence shall only be granted by the Company's Executive Board.

In the event of unforeseen absence, e.g. due to sickness or other reasons, the CFO shall immediately notify the CEO.

The CFO shall be entitled to continued pay in case of sickness in accordance with the Danish Salaried Employees Act (funktionærloven). By signing the present Contract of Employment, the CFO warrants that he, to his knowledge, does not suffer from any serious or chronic diseases preventing him from discharging his duties for the Company.

8. TRANSFER

The Company reserves the right to transfer the CFO to other assignments within the Group which may be considered as corresponding to the CFO's professional capacity, without this being considered a material amendment of the Contract.

At the same time, the Parties agree that amendments regarding workplace shall not be considered a material amendment of the terms of the Contract. However, the CFO shall not be transferred to another country or more than fifty kilometers from the Company's current address without his consent. In such case, the terms of the Contract on salary and ancillaries shall continue to apply. It has been agreed that the CFO's workplace shall be Copenhagen.

9. DUTY OF SECRECY AND CONFIDENTIALITY CLAUSE

For the duration of his employment and the time after his resignation, the CFO shall be obliged to observe full secrecy in respect of all information obtained on the Company's circumstances, including information on names and addresses of the Company's customers and business associates, secret commercial concessions and confidential information regarding the Company's activities, unless the CFO has obtained the Chairman of the Board's prior consent to disclose such information on a case-by-case basis. Al financial reporting before, during and after listing of the Company on the stock exchange shall be approved in writing by the Chairman on a case-by-case basis.

In the event that the CFO breaches his duty of secrecy after his resignation from the Company, the CFO shall be liable to pay a penalty of DKK 100,000 for each instance of breach, just as any remuneration, salary etc. received during the time when the breach was committed shall be refunded.

Payment of penalty shall not cause the duty of secrecy to lapse. A provisional injunction without security may be taken out against the unlawful behavior. In addition to penalty, the CFO shall be liable to pay full compensation to the Company for any instance of breach.

10. TERMINATION AND RESIGNATION

The notice period shall be three months up to July 31, 2008.

From July 31, 2008, the CFO shall be entitled to terminate his employment by giving three months' notice to expire by the end of a month, while the Company shall give six months' notice to terminate by the end of a month.

The CFO shall be paid salary during the notice period, regardless of whether the Company makes use of his services or not. To the extent that the CFO has other earned income during the notice period, he shall be obliged to notify the Company thereof without delay and no later than on the day before the start of such employment. It has been agreed that the Company's obligation to pay salary shall terminate from the time when such employment takes effect. The CFO's obligations under the present Contract, including the confidentiality clause etc., shall continue to apply.

In the event that the CFO resigns, he shall be obliged to return all the Company's property, including office equipment, software, documents, company data with appurtenant backups, mailing lists, furniture and equipment and any ancillaries.

Inventions, production methods, development of software and other technical development and advances developed or invented by the CFO during his employment with the Company as well as copyrights, trademark rights and design rights shall be the property of the Company, without the CFO being entitled to separate remuneration therefore before or after his resignation.

Furthermore, regardless of the time of resignation and the reason therefore, the CFO shall be obliged to observe the confidentiality agreement concluded between the Company and the CFO and the terms on minimum penalty in Clause 9 of the present Contract in the event of breach.

In the event that the CFO dies during the term of his employment, the Company shall pay salary etc. for a period of three months directly to the CFO's surviving wife/cohabitant or, in the absence thereof, to the estate of the deceased.

In case of sickness for more than 120 days in the course of one year, the notice period shall be one month.

11. BREACH

In the event that one of the Parties commits a material breach of its obligations under the present Contract, the other Party shall be entitled to terminate the Contract without notice or with notice to expire on a date fixed by such Party within the notice period. The Party in breach shall be liable in damages in accordance with the general rules of Danish law.

Material breach committed by the CFO according to the present Contract shall include the CFO breaching the confidentiality clause, the CFO grossly or repeatedly neglecting his work or incurring punishment for acts which significantly causes him to fall in general esteem, the CFO being declared incapable of managing his own affairs, suspending his payments, being declared bankrupt or being made subject to compulsory composition.

An example of material breach committed by the Company is failure to pay salary and other remuneration.

12. RULES

To the extent that the present Contract is not exhaustive, the Danish Salaried Employees Act and its analogy the Danish Act on Equal Treatment (ligebehandlingsloven) as well as the practice laid down in the Company's staff manual shall apply.

13. DISPUTES

Any dispute regarding the interpretation of the present Contract, except for the confidentiality clause, shall be settled with final and binding effect by arbitration in Denmark. Each Party shall appoint an arbitrator. The chairman of the arbitration tribunal shall be appointed by the President of the Maritime and Commercial Court in Copenhagen, Denmark (Sø- og Handelsretten).

The Party wishing to submit a dispute to arbitration shall notify the other Party by registered mail. Such notice shall contain a short justification for the request for arbitration.

The arbitration tribunal shall consist of three members of which the Company's Board of Directors and the CFO shall each appoint one. The Parties' nomination of arbitrators shall be submitted within fourteen days of one of the Parties requesting arbitration. The third member, who shall be chairman of the arbitration tribunal, and who shall have the casting vote in the event of an equality of votes, shall be appointed by the President of the Maritime and Commercial Court and be a judge in the Danish Supreme Court (Højesteret), the High Court of Eastern Denmark (Østre Landsret) or the Maritime and Commercial Court. The arbitration proceedings shall not be open to the public.

Copenhagen, October 24, 2007.

Anders Hageskov	Ole Bjerre (CFO) CEO

Bent Helvang Chairman

Appendix 1 Allocation of responsibility and authority for signature
Appendix 2 Work assignments for signature
Appendix 3 Ole Bjerre's directorships as at October 24, 2007

Appendix 3 Ole Bjerre's directorships etc. as at October 24, 2007

Chairman of the Board of Dansk Investeringsfond and Difko A/S

Chairman of the Board of LID Systems A/S

Chairman of the Board of K/S Difko 69 (expected to enter into liquidation in January 2008)

 Chairman of the Board of K/S Difko Vergi

Chairman of the Board of K/S Difko Port Saint Louis I-II

Executive Director of the wholly owned companies VICH 7582 ApS and PBH 26.867 ApS which are both investment companies

Ole Bjerre, CFO BARK CORPORATION A/S

Job description:

1. CFO for Bark Corporation A/S with overall responsibility, i.e. responsibility for reporting for all companies associated with Bark Corporation A/S

a.

Reporting in English and Danish (according to US GAAP and GAAS1 ) and, upon request, participation in approx. eight board meetings in the Company, including preparation of monthly and quarterly as well as liquidity reporting as agreed with the Company's Executive Board and Chairman. The material to be appended to the formal notice convening the board meetings shall be available fourteen days before each board meeting, at the latest. The meetings shall be held in Copenhagen.

b.

Preparation and submission of written monthly reports for all companies on the twentieth day of each month to the Board and, following listing, preparation of quarterly reports with the Company's auditor according to Danish and US GAAP and GAAS[2] .

c.	Establishment and preparation of monthly administration of and follow-up on the Company's internal financial reporting, including from the Company's subsidiaries.
d.	Assistance and analysis in connection with acquisition of new companies and subsequent due diligence, as agreed with the Executive Board and the Chairman.

Copenhagen 13.november 2007

/s/ Anders Hageskov	/s/Ole Bjerre
Anders Hageskov	Ole Bjerre, CFO

___________________________________________
1 The Danish original text says "US GAP og GAS"; however, I assume that "US GAAP and GAAS" is what is meant and have translated it accordingly.
2 The Danish original text says "Us. Gap og Gas"; however, I assume that "US GAAP and GAAS" is what is meant and have translated it accordingly.

THIS IS TO CERTIFY

that the foregoing

"Contract of Employment"

is a true and faithful translation of the attached document
in the Danish language produced to me.

This translation consists of eight (8) pages.

In witness whereof I have hereunto set
my hand and affixed my seal of office
this 19th day of November 2007.

Sworn Translator and Interpreter at Aarhus, Denmark

Janni Jakobsen